Exhibit 4.1

EXECUTION VERSION

WILLIS NORTH AMERICA INC.

Officers’ Certificate

May 29, 2020

Each of the undersigned does hereby certify, as applicable, pursuant to Sections 2.01 and 3.01 of the Indenture, dated as of May 16, 2017, by and among Willis North America Inc., a Delaware corporation (the “Issuer”), the guarantors named therein and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) (the “Original Indenture”), as supplemented by the Fourth Supplemental Indenture, dated as of September 10, 2019, by and among the Issuer, the guarantors named therein and the Trustee (the “Fourth Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), that:

1.	Heather D.B. Naaktgeboren is the Secretary of the Issuer.

2.

(a) Neil D. Falis is the Deputy Company Secretary of Willis Towers Watson Public Limited Company; (b) James Campbell is a Director of Willis Towers Watson Sub Holdings Unlimited Company; (c) Caroline McCarthy and Rosemary Hammond-West are the Employee Director A and Employee Director B, respectively, of Willis Netherlands Holdings B.V.; (d) Andrew Krasner is a Director of Willis Investment UK Holdings Limited; (e) Andrew Krasner is a Director of TA I Limited; (f) Andrew Krasner is a Director of Willis Towers Watson UK Holdings Limited; (g) Andrew Krasner is a Director of Trinity Acquisition PLC and (h) Andrew Krasner is a Director of Willis Group Limited (each, a “Guarantor” and, collectively, the “Guarantors”).

3.	As such officers or directors, as applicable, they are authorized to execute and deliver this Officers’ Certificate on behalf of the Issuer and the Guarantors, as applicable.

4.	Attached hereto as Exhibit A is a form of note representing the Issuer’s 2.950% Senior Notes due 2029 (the “Notes”).

5.	The title of the Notes shall be the “2.950% Senior Notes due 2029.”

6.	The terms of the Notes shall include such other terms as are set forth in the form of Note attached hereto as Exhibit A and in the Indenture.

7.	The principal of the Notes shall be due on September 15, 2029.

8.

The Trustee shall authenticate and deliver the Notes for original issue in an aggregate principal amount of $275,000,000. The Notes shall constitute additional Securities under the Original Indenture and additional Notes under the Fourth Supplemental Indenture, pursuant to which $450,000,000 aggregate principal amount of 2.950% Senior Notes due 2029 were issued by the Issuer on September 10, 2019 (the “Existing Notes”) and shall be consolidated with, and form a single series with, the Existing Notes for all purposes under the Indenture governing the Existing Notes, including with respect to voting. The Notes shall have the same terms as the Existing Notes (other than the issue date, issue price, the first Interest Payment Date and the first date from which interest will accrue), shall be fungible with the Existing Notes for U.S. federal income tax purposes and shall have the same CUSIP and ISIN numbers as the Existing Notes.

9.

The outstanding principal amount of the Notes shall bear interest at the rate of 2.950% per annum, from and including March 15, 2020, payable semi-annually in arrears on March 15 and September 15 (each, an “Interest Payment Date”), commencing on September 15, 2020, to the Persons in whose names the Notes are registered at the close of business on the respective March 1 or September 1 (whether or not a Business Day), prior to such Interest Payment Date (each, a “Regular Record Date”) for such interest and at the Stated Maturity of the Notes, until the principal thereof is paid or made available for payment. The interest payment on September 15, 2020 shall include accrued interest from and including March 15, 2020 (the most recent Interest Payment Date of the Existing Notes). Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months. Any such interest due on an Interest Payment Date that is not so punctually paid or duly provided for shall forthwith cease to be payable to the Holders on such Regular Record Date and may either be paid to the Person or Persons in whose name the Notes are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Issuer pursuant to Section 3.07 of the Original Indenture, notice whereof shall be given to Holders of the Notes not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Notes may be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Original Indenture.

10.	The Notes shall be issued in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

11.

(a) If the Notes are redeemed, in whole at any time or in part from time to time, prior to June 15, 2029, the Redemption Price for the Notes to be redeemed will be equal to the greater of: (i) 100% of the aggregate principal amount of the Notes to be redeemed, and (ii) an amount equal to the sum of the present value of (A) the payment on June 15, 2029 of principal of the Notes to be redeemed and (B) the payment of the remaining scheduled payments through June 15, 2029 of interest on the Notes to be redeemed (excluding accrued and unpaid interest to the date of redemption (the “Redemption Date”) and subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date) discounted from their scheduled date of payment to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 25 basis points plus, in each of the above cases, accrued and unpaid interest, if any, to, but excluding, such Redemption Date.

(b) If the Notes are redeemed, in whole at any time or in part from time to time, on or after June 15, 2029, the Redemption Price for the Notes to be redeemed will equal 100% of the principal amount of such Notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, such Redemption Date.

12.

(a) The Notes shall initially be issued in the form of one or more Global Securities registered in the name of a nominee of The Depository Trust Company or any successor thereto (the “Depositary”). Except under the limited circumstances described below, Notes represented by such Global Security or Global Securities shall not be exchangeable for, and shall not otherwise be issuable as, Notes in definitive form. The Issuer has entered into a letter of representations with the Depositary in the form provided by the Depositary and the Trustee and each Paying Agent, Security Registrar or other agent is hereby authorized to act in accordance with such letter and applicable Depositary procedures. The Global Securities described above may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary, unless and until the Notes are exchanged in whole or in part for Notes in definitive form.

(b) Subject to the procedures of the Depositary, a Global Security representing the Notes shall be exchangeable for Notes registered in the names of Persons other than the Depositary or its nominee only if (i) the Depositary notifies the Trustee and the Issuer in writing that it is no longer willing or able to properly discharge its responsibilities as a Depositary for such Global Security and no qualified successor Depositary shall have been appointed by the Issuer within ninety (90) days of receipt by the Issuer of such notification, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act at a time when the Depositary is required to be so registered to act as such Depositary and no qualified successor Depositary shall have been appointed by the Issuer within ninety (90) days after it becomes aware of such cessation, (ii) the Issuer executes and delivers to the Trustee an Issuer Order stating that the Issuer elects to terminate the book-entry system through the Depositary, or (iii) there shall have occurred and be continuing an Event of Default with respect to such Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for the Notes it represents, as provided in the Original Indenture.

13.

Section 4.03 and Section 4.04 of the Original Indenture do hereby apply to all of the Outstanding Notes; provided, that, the reference to Section 5.01(4) in Section 4.04 of the Original Indenture shall be amended to be a reference to Section 1.10(3) of the Fourth Supplemental Indenture; and provided, further, that clause (4) of Section 5.01 of the Original Indenture (as amended by the Fourth Supplemental Indenture and this Officers’ Certificate) shall be subject to Covenant Defeasance under Section 4.04 of the Original Indenture.

THIS OFFICERS’ CERTIFICATE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS OFFICERS’ CERTIFICATE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Unless otherwise defined herein, capitalized terms used in this certificate have the meaning assigned to them in the Indenture.

[Signature page follows]

Very truly yours,

WILLIS NORTH AMERICA INC.

By:	/s/ Heather D.B. Naaktgeboren
Name: Heather D.B. Naaktgeboren
Title: Secretary

[Signature Page to Officers’ Certificate Establishing Terms of 2.950% Senior Notes due 2029]

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

By:	/s/ Neil D. Falis
Name: Neil D. Falis
Title: Deputy Company Secretary

[Signature Page to Officers’ Certificate Establishing Terms of 2.950% Senior Notes due 2029]

WILLIS TOWERS WATSON SUB HOLDINGS UNLIMITED COMPANY

By:	/s/ James Campbell
Name: James Campbell
Title: Director

[Signature Page to Officers’ Certificate Establishing Terms of 2.950% Senior Notes due 2029]

WILLIS NETHERLANDS HOLDINGS B.V.

By:	/s/ Caroline McCarthy
Name: Caroline McCarthy
Title: Managing Director A

By:	/s/ Rosemary Hammond-West
Name: Rosemary Hammond-West
Title: Managing Director B

[Signature Page to Officers’ Certificate Establishing Terms of 2.950% Senior Notes due 2029]

WILLIS INVESTMENT UK HOLDINGS LIMITED

By:	/s/ Andrew Krasner
Name: Andrew Krasner
Title: Director

TA I LIMITED

By:	/s/ Andrew Krasner
Name: Andrew Krasner
Title: Director

WILLIS TOWERS WATSON UK HOLDINGS LIMITED

By:	/s/ Andrew Krasner
Name: Andrew Krasner
Title: Director

TRINITY ACQUISITION PLC

By:	/s/ Andrew Krasner
Name: Andrew Krasner
Title: Director

WILLIS GROUP LIMITED

By:	/s/ Andrew Krasner
Name: Andrew Krasner
Title: Director

[Signature Page to Officers’ Certificate Establishing Terms of 2.950% Senior Notes due 2029]

Exhibit A

[FORM OF FACE OF 2029 NOTE]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

WILLIS NORTH AMERICA INC.

2.950% Senior Note due 2029

CUSIP No.: 970648 AJ0

ISIN No.: US970648AJ01

No.

Dated:

WILLIS NORTH AMERICA INC., a Delaware corporation (herein called the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of $[_________] or such other principal sum as shall be set forth in the Schedule of Increases and Decreases attached hereto on September 15, 2029, and to pay interest thereon from September 10, 2019 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on March 15 and September 15 in each year, commencing on March 15, 2020 and at the Stated Maturity of this Note, at the rate of 2.950% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be March 1 or September 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest due on an Interest Payment Date not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Issuer, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to, but excluding, such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Issuer maintained for that purpose in the City and State of New York, or at such other agency as the Issuer may determine, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Issuer payment of interest may be made (subject to surrender where applicable) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee referred to on the reverse hereof at least sixteen (16) days prior to the date of payment by the Person entitled thereto. Notwithstanding the foregoing, payment of any amount payable in respect of a Global Security will be made in accordance with the applicable procedures of the Depositary.

The Trustee shall act as Paying Agent with respect to the Securities of this series.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed as of the date first written above.

WILLIS NORTH AMERICA INC.

Name:
Title:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein issued under the within-mentioned Indenture.

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee

By:

Name: Stefan Victory
Title: Authorized Signatory

[FORM OF REVERSE OF NOTE]

WILLIS NORTH AMERICA INC.

2.950% Senior Note due 2029

This global security certificate represents one of a duly authorized issue of securities of the Issuer (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of May 16, 2017 (as amended or supplemented to the date hereof, the “Original Indenture”), as supplemented by the Fourth Supplemental Indenture, dated as of September 10, 2019 (herein called the “Fourth Supplemental Indenture”) (such Original Indenture, together with the Fourth Supplemental Indenture, the “Indenture”), among the Issuer and WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY, a company organized and existing under the laws of Ireland and parent company of the Issuer (without any of its consolidated subsidiaries, “Parent,” and together with its consolidated subsidiaries, the “Company”), WILLIS TOWERS WATSON SUB HOLDINGS UNLIMITED COMPANY, a company organized and existing under the laws of Ireland, WILLIS NETHERLANDS HOLDINGS B.V., a company organized under the laws of the Netherlands, WILLIS INVESTMENT UK HOLDINGS LIMITED, a company organized and existing under the laws of England and Wales, TA I LIMITED, a company organized and existing under the laws of England and Wales, WILLIS TOWERS WATSON UK HOLDINGS LIMITED, a company organized and existing under the laws of England and Wales, TRINITY ACQUISITION PLC, a company organized and existing under the laws of England and Wales, and WILLIS GROUP LIMITED, a company organized and existing under the laws of England and Wales, as guarantors (together with Parent, the “Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantors, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof (herein called the “Notes”).

The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time upon not less than 30 nor more than 60 days’ prior notice delivered electronically or by first-class mail, with a copy to the Trustee, to the registered address of each Holder or otherwise delivered in accordance with the applicable procedures of the Depositary, if:

(i) on the occasion of the next payment due under the Notes, the Issuer, or any Guarantor, has or will become obliged to pay Additional Amounts (as defined below) as a result of any change in, or amendment to, the laws or regulations of the Taxing Jurisdiction (defined below), or any change in the official application or official interpretation of such laws or regulations, which change or amendment is announced and becomes effective on or after the date of issuance of the Notes; and

(ii) such obligation cannot be avoided by the Issuer, or the relevant Guarantor, taking reasonable measures available to it;

provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer or a Guarantor would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due.

Prior to the giving of any notice of redemption pursuant to the Indenture, the Issuer shall deliver to the Trustee an Officers’ Certificate of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred. Notes redeemed pursuant to this provision will be redeemed at a Redemption Price equal to 100% of the principal amount of Notes redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption and all Additional Amounts due on the date of redemption.

Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has exercised its right to redeem the Notes pursuant to Sections 1.01 and 1.05 of the Fourth Supplemental Indenture or Article ELEVEN of the Original Indenture, each Holder will have the right to require that the Issuer repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 principal amount) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to but excluding the date of repurchase. Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Issuer will send a notice to each Holder describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 45 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such conflict.

On the Change of Control Triggering Event payment date, the Issuer will, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Issuer’s offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee, the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchase by the Issuer.

The Paying Agent will promptly pay, from funds deposited by the Issuer for such purpose, to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and send (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered.

The Issuer will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The definitions of certain terms used in the paragraphs above are listed below.

“Change of Control” means the occurrence of any of the following:

(i) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Parent;

(ii) the first day on which Parent ceases to own, directly or indirectly, at least 80% of the outstanding Capital Stock of the Issuer; or

(iii) the adoption of a plan relating to the liquidation or dissolution of Parent.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service Inc.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, a director, a Vice President, the Chief Financial Officer, the Group General Counsel and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Issuer or any Guarantor, as applicable, and delivered to the Trustee.

“Rating Agency” means:

(i) each of Moody’s and S&P; and

(ii) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1 (c) (2) (vi) (F) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Ratings Decline” means at any time during the period commencing on the earlier of (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by Parent to effect a Change of Control, and ending 60 days thereafter (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies), that (a) the rating of the Notes shall be reduced by both Rating Agencies and (b) the Notes shall be rated below Investment Grade by each of the Rating Agencies.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global Inc. and its subsidiaries.

With respect to any payments made by or on the behalf of the Issuer or a Guarantor in respect of the Notes or any Guarantee of the Notes, as applicable, the Issuer or such Guarantor will make all payments of principal of, premium, if any, and interest on (whether on scheduled payment dates or upon acceleration) and the Redemption Price, if any, payable in respect of any Note without deduction or withholding for or on account of any present or future tax, duty, levy, import, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (“Taxes”) imposed, levied, collected, withheld or assessed by or on behalf of any jurisdiction in which the Issuer or such Guarantor is incorporated or organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any political subdivision thereof or taxing authority therein and any jurisdiction through which any payment is made on behalf of the Issuer or any Guarantor (including the jurisdiction of any Paying Agent) (each, a “Taxing Jurisdiction”), upon or as a result of such payments, unless required by law or by the official interpretation or administration thereof.

To the extent that any such Taxes are so levied or imposed, the Issuer or such Guarantor will pay such additional amounts (“Additional Amounts”) in order that the net amount received by each Holder (including Additional Amounts), after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount that would have been received had such taxes not been imposed or levied; except that no such Additional Amounts shall be payable with respect to a payment made to a Holder or beneficial owner of a Note:

(i) to the extent that such Taxes are imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any fiscal or regulatory legislation, rules or practices adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States, with respect to the forgoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code (“FATCA”) and/or the UK’s International Tax Compliance Regulations 2015; or

(ii) to the extent that such Taxes would not have been so imposed, levied or assessed but for the existence of some connection between such Holder or beneficial owner of such Note and the Taxing Jurisdiction imposing such Taxes other than the mere holding or enforcement of such Note or receipt of payments thereunder; or

(iii) to the extent that such Taxes would not have been so imposed, levied or assessed but for the failure of the Holders or beneficial owners of such Note to comply with a reasonable written request by the Issuer (or its agent) to make a valid declaration of non-residence or any other claim or filing for exemption to which it is entitled (but only to the extent it is legally entitled to do so); or

(iv) that presents such Note for payment (where presentation is required) more than 30 days after the date on which such payment became due and payable or the date on which payment of the Note is duly provided for and notice is given to Holders, whichever occurs later, except to the extent that the Holder or beneficial owner of such Note would have been entitled to such Additional Amounts on presenting such Note on any date during such 30-day period; or

(v) in the case of a payment made by or on behalf of the Issuer or any Guarantor organized under the laws of the United States, any state thereof or the District of Columbia, with respect to any United States withholding taxes, so long as such withholding taxes are summarized in the prospectus supplement, dated September 3, 2019, in the discussion under the caption “Certain Material Income Tax Consequences—United States Taxation” or the Issuer or such Guarantor (pursuant to Section 1.06 of the Original Indenture) provides reasonable notice regarding potential United States withholding taxes and requests Holders and beneficial owners to provide applicable U.S. tax forms; or

(vi) any combination of the above.

As used herein and for purposes of this Note, any reference to the principal of and interest on the Notes and the Redemption Price, if any, shall be deemed to include a reference to any related Additional Amounts payable in respect of such amounts. The Issuer will also pay any stamp, registration, excise or property taxes and any other similar levies (including any interest and penalties related thereto) imposed by any Taxing Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, the Indenture or any other document or instrument referred to therein.

The Issuer may, from time to time, without notice to or the consent of the Holders of the Notes, increase the principal amount of the Notes under the Indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes so issued will have the same form and terms (other than the date of issuance and the issue price and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial Interest Payment Date), and will carry the same right to receive accrued and unpaid interest, as the Notes previously issued, and such additional Notes will form a single series with the previously issued Notes, including for voting purposes.

No sinking fund is provided for the Notes. The Notes are subject to redemption upon not less than 30 nor more than 60 days’ notice given as provided in the Indenture, as a whole at any time, or in part from time to time.

If the Notes are redeemed, in whole at any time or in part from time to time, prior to June 15, 2029, the Redemption Price for the Notes to be redeemed will be equal to the greater of: (i) 100% of the aggregate principal amount of the Notes to be redeemed, and (ii) an amount equal to the sum of the present value of (A) the payment on June 15, 2029 of principal of the Notes to be redeemed and (B) the payment of the remaining scheduled payments through June 15, 2029 of interest on the Notes to be redeemed (excluding accrued and unpaid interest to the date of redemption (the “Redemption Date”) and subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date) discounted from their scheduled date of payment to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 25 basis points plus, in each of the above cases, accrued and unpaid interest, if any, to, but excluding, such Redemption Date.

If the Notes are redeemed on or after June 15, 2029, the Redemption Price for the Notes to be redeemed will equal 100% of the principal amount of such Notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, such Redemption Date.

The definitions of certain terms used in the paragraph above are listed below.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming a maturity date of June 15, 2029) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date for the Notes, (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Issuer appoints to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means (1) each of BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and their respective successors and one primary dealer of U.S. government securities in the United States (a “Primary Treasury Dealer”) selected by PNC Capital Markets LLC; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Issuer shall substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealers selected by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H. 15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

In the event of redemption of this Note in part only, a new Note or Notes of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Issuer shall send notice of redemption not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of the Notes to be redeemed, all as provided in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the Guarantors and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer, the Guarantors and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than a majority in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof (or premium, if any) or interest hereon on or after the respective due dates expressed or provided for herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Issuer in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Issuer, any Guarantor, the Trustee and any agent of the Issuer, any Guarantor or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes (subject to Section 3.07 of the Original Indenture), whether or not this Note be overdue, and neither the Issuer, any Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note that are not otherwise defined herein shall have the meaning assigned to them in the Indenture.

SCHEDULE OF INCREASES OR DECREASES TO THE

GLOBAL NOTE

The following increases or decreases to this Global Note have been made:

Date	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Signatory of Trustee or DTC Custodian